Exhibit 10.72
TENNECO INC. THREE YEAR
LONG TERM PERFORMANCE UNIT AWARD AGREEMENT
(2007-2009 Performance Period)
December [__], 2009
Dear Participant:
          Pursuant to the provisions of the Tenneco Inc. (the “Company”) 2006 Long-Term Incentive Plan, you were granted an Award (the “Award”) of Long Term Performance Units on [                    ], [___] pursuant to a Long Term Performance Unit Award Agreement (the “Original Award Agreement”). The Award covers the three calendar years 2007, 2008 and 2009 (the “Performance Period”). Capitalized terms not otherwise defined in this letter shall have the meanings assigned to them in the Original Award Agreement.
          Pursuant to paragraph 3 of the Original Award Agreement, the Committee may amend the Award at any time in its sole discretion to exercise downward discretion in the amount payable under the Award if the Committee determines that the payout yielded or that would be yielded by this Award for the Performance Period does not accurately reflect the Company’s performance for the Performance Period. The purpose of this letter is to so amend the Award.
          This letter amends the Award so that, for purposes of calculating the amount (if any) payable to you in respect of the Award, the term “Three Year Annualized TSR” shall mean the lesser of (i) the Three Year Annualized TSR calculated pursuant to the definition thereof in the Original Award Agreement and (ii) the Three Year Annualized TSR calculated as follows:
“Three Year Annualized TSR” means the amount (expressed as a percentage) equal to the Company’s compound annualized total shareholder return over the Performance Period; provided, that, the calculation shall be made using an ending price for the Company’s common stock equal to the closing sales price of a share of the Company’s common stock on the New York Stock Exchange (“NYSE”) on the last business day of the Performance Period and using a starting price for the Company’s common stock equal to the closing sales price of a share of the Company’s common stock on the NYSE on the first business day of the Performance Period.
          Except as expressly set forth herein, all terms of the Original Award Agreement remain in full force and effect and are not modified by this letter.
TENNECO INC.